Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-217323

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 8, 2017)

PACIFIC ETHANOL, INC.

This prospectus supplement amends and supplements the information in our shelf registration statement on Form S-3 (File No. 333-217323), or the registration statement, of which the prospectus supplement is a part. The registration statement contains a prospectus, or the base prospectus, which covers the offering, issuance and sale by us of up to $175,000,000 in the aggregate of our debt securities, common stock, preferred stock, warrants and units from time to time in one or more offerings and a prospectus, or the at-the-market prospectus, which covers the offer and sale of up to $75,000,000 of shares of our common stock under the At Market Issuance Sales Agreement, dated April 13, 2017 with B. Riley FBR, Inc. (successor to FBR, Inc.), or the FBR sales agreement. The $75,000,000 of common stock that may be offered, issued and sold by us under the at-the-market prospectus is included in the $175,000,000 of securities that may be offered, issued and sold by us under the base prospectus.

The FBR Sales Agreement was terminated on September 13, 2019. As of that date, we had sold $5,830,168 of common stock under the at-the-market prospectus.

This prospectus supplement terminates the continuous offering by us under the at-the-market prospectus in respect of our FBR sales agreement and our related at-the-market program.

The date of this prospectus supplement is September 19, 2019.